EXHIBIT 10.27

Amendment No. 2

Wyeth 2005 (409A) Deferred Compensation Plan

(effective January 1, 2005)

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(New material underlined; deletions crossed out)

1.Section 7.1(a) shall be amended to read as follows:

7.1     Base Salary and Bonus Compensation Deferrals.

(a) Short-Term Payouts. Each Short-Term Payout shall be a lump-sum payment equal to the deferred amount, plus or minus Investment Earnings/Losses debited or credited thereto in the manner provided in Section 6, determined at the time the Short-Term Payout becomes payable. Each Short-Term Payout elected shall be payable on the Short-Term Payout Date designated by the Participant on the Election Form with respect thereto. Short-Term Payouts shall be made as soon as practicable after the applicable Short-Term Payout Date elected by the Participant on the applicable Election Form; provided, however, that in no event shall such payment be made later than 30 days after the relevant elected date. ~~Notwithstanding the foregoing, in the event that a scheduled Short-Term Payout, if paid, would (or in the judgment of the Committee, would be reasonably likely to) result in the loss of deductibility for federal income tax purposes of any compensation paid by the Company due to the limitations of Section 162(m) of the Code in any Plan Year, then the scheduled Short-Term Payout shall be delayed to the earlier of (i) the date the Committee reasonably determines that the deduction of payment of the Short-Term Payout would not be limited or eliminated by application of Section 162(m) of the Code or (ii) the calendar year in which the Participant Separates from Service.~~

2.Nothing in this amendment shall be deemed to modify or affect any (i) compensation that is grandfathered, or any grandfathered amounts, for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), or (ii) grandfathered benefits or amounts under Section 409A of the Code.

3.To the extent required by the preamble to the 2019 Proposed Regulations under Section 162(m) of the Code (REG-122180-18, 84 Fed. Reg. 70356, 70369 (Dec. 20, 2019)), the Company shall cause the payment of previously deferred amounts that would have been required to be paid prior to December 31, 2020 to be made no later than December 31, 2020.

4.Any one or more of the officers of the Company be, and hereby is, authorized, empowered and directed to take all such further action, to execute and deliver all such further agreements, instruments, deeds of trust, and other documents, in the name and on behalf of the Company, including, without limitation, powers of attorney on behalf of the Company, and adoption of plan documents reflecting the foregoing and other general matters to ensure the Plan’s compliance with law, which shall in their judgment be necessary, proper or advisable.